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                                                                    Exhibit 99.2

CONTACT:  Timothy S. O'Toole                               FOR IMMEDIATE RELEASE
(513) 762-6702

                              CHEMED COMPLETES SALE
                         OF NATIONAL SANITARY SUPPLY CO.

                  CINCINNATI, September 30, 1997 Chemed Corporation (NYSE:CHE) today announced the completion of the previously announced merger between its 82-percent-owned subsidiary, National Sanitary Supply Co., and a wholly owned subsidiary of Unisource Worldwide Inc. (NYSE:UWW). Chemed's net cash proceeds from this transaction are expected to total approximately $100 million.

                  Chemed will use the proceeds from the sale of National Sanitary, as well as those from the sale of The Omnia Group, announced Sept. 25, to pay down debt incurred in its purchase of the 42 percent minority interest in Roto-Rooter last year, as well as to fund acquisitions for the Roto-Rooter Group and Patient Care Inc., Chemed's home healthcare subsidiary.

                  The sale of National Sanitary and Omnia will result in a net capital gain for Chemed of approximately $10 million in the 1997 third quarter. Additionally, the divestiture of National Sanitary marks Chemed's exit from the sanitary-maintenance-distribution business, as well as from the manufacture of cleaning and maintenance chemicals.

                  Chemed Corporation, headquartered in Cincinnati, is a diversified public corporation with strategic positions in plumbing and drain cleaning; home healthcare services; and residential appliance and air-conditioning repair.

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